Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement on Form S-1, as amended, (File No. 333-284973) of ENvue Medical Inc.,

(2) Registration Statements on Form S-3, as amended (as applicable) (File Nos. 333-290270, 333-274482, 333-273574, 333-251264, and 333-236000) of ENvue Medical Inc., and

(3) Registration Statements on Form S-8 (File Nos. 333-259274 and 333-205577) pertaining to the 2014 Long-Term Incentive Plan and 2004 Global Share Option Plan of ENvue Medical Inc.; of our report dated April 15, 2026, with respect to the consolidated financial statements of ENvue Medical Inc. included in this Annual Report (Form 10-K) of ENvue Medical Inc. for the year ended December 31, 2025.

/s/ Kost Forer Gabbay & Kasierer
A Member of EY Global
Tel-Aviv, Israel
April 15, 2026